Filed Pursuant to Rule 424(b)(7)

File No. 333-130591

PROSPECTUS SUPPLEMENT NO. 5

TO PROSPECTUS DATED DECEMBER 21, 2005 (as supplemented by Prospectus Supplement No. 1 dated January 18, 2006, Prospectus Supplement No. 2 dated January 19, 2006, Prospectus Supplement No. 3 dated February 14, 2006 and Prospectus Supplement No. 4 dated March 28, 2006)

NEKTAR THERAPEUTICS

$315,000,000 of 3.25% Convertible Subordinated Notes Due 2012

and Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus, dated December 21, 2005, relating to the resale by selling securityholders of our 3.25% convertible subordinated notes due 2012 and shares of our common stock into which the notes are convertible. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our notes or our common stock offered by this prospectus involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of the prospectus as well as the section entitled “Risk Factors” included in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Securityholders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the prospectus with the information that is set forth below:

Name	Principal Amount of Notes Beneficially Owned and Offered (1)	Common Stock Beneficially Owned (1)(2)	Common Stock Offered (1)(2)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Beneficially Owned After Completion of the Offering (4)
					Number of Shares	Percentage Ownership
Merrill Lynch, Pierce, Fenner and Smith (3)	$674,000	31,322	31,322	—	—	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	$1,000,000	46,472	46,472	—	—	*
Argentum Multistrategy Fund Ltd - Classic	$150,000	6,970	6,970	—	—	*
QVT Fund, L.P.	$2,075,000	96,430	96,430		252,755	*

*	Less than one percent.
(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.
(2)	Unless otherwise noted, represents shares of common stock issuable upon conversion of the Notes.
(3)	These selling security holders are also registered broker-dealers and therefore may be “underwriters” within the meaning of the Securities Act.
(4)	Percentage is based on 89,515,750 shares of common stock outstanding as of April 30, 2006.

The date of this prospectus supplement is August 11, 2006.